Exhibit 3.5

CERTIFICATE OF FORMATION OF

NAVIOS MARITIME OPERATING L.L.C.

UNDER SECTION 9 OF THE

MARSHALL ISLANDS LIMITED LIABILITY COMPANY ACT

The undersigned, Raymond E. Simpson, authorized person of NAVIOS MARITIME OPERATING L.L.C., for the purpose of forming a Marshall Islands Limited Liability Company, hereby certifies:

1.	The name of the Limited Liability Company is: NAVIOS MARITIME OPERATING L.L.C.
2.

The address of its Registered Agent in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of its Registered Agent at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar or Deputy Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 29th day of October, 2007.

/s/ Raymond E. Simpson
Raymond E. Simpson
authorized person